EXHIBIT 99




                                   VOTING AGREEMENT, dated as of June 29,
                              1994, between BLACKSTONE CAPITAL PARTNERS
                              L.P., a Delaware limited partnership ("BCP"), and WASSERSTEIN PERELLA PARTNERS, L.P., a Delaware limited partnership ("WPP").


                         WHEREAS BCP, WPP, Collins & Aikman Corporation
               (the "Company") and Collins & Aikman Group, Inc. have entered into an Amended and Restated Stockholders Agreement dated as of the date hereof (the "Amended and Restated Stockholders Agreement"); and

                         WHEREAS BCP and WPP deem it in their best
               interests to enter into this Agreement to further set forth their respective rights and obligations to each other with respect to the shares of Common Stock of the Company owned by them.


                         NOW THEREFORE, in consideration of the premises
               and the covenants and agreements contained herein, the parties hereto agree as follow:


                                         ARTICLE I

                                        Definitions
                                        -----------

                         SECTION 1.01.  Certain Definitions.  Definitions
                                        --------------------
               used herein but not defined shall have the meanings given such terms in the Amended and Restated Stockholders Agreement.


                                        ARTICLE II

                                          Voting
                                          ------

                         SECTION 2.01.  Compliance With the Terms Hereof.
                                        ---------------------------------
               During the term of this Agreement, each of BCP and WPP shall vote all shares of Common Stock (including shares of Common Stock hereafter acquired) owned or controlled by it, or by any of its Affiliates over which it exercises control (collectively, "Controlled Shares"), at any regular or special meeting of stockholders of the Company or, to the extent permitted by the Certificate of Incorporation of the Company and By-laws of the Company (the "Charter Documents"), in any written consent executed in lieu of such









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                                                                          2





               a meeting of stockholders, and each of BCP and WPP shall take all further actions necessary to give effect to the provisions of this Agreement including ensuring that the Charter Documents do not at any time conflict with the provisions of this Agreement.

                         SECTION 2.02.  Certificate of Incorporation; By-
                                        ---------------------------------
               laws; Directors.  (a)  During the term of this Agreement the
               ----------------
               Board of Directors of the Company shall consist of nine and only nine directors, plus any additional directors to which holders of any class of preferred stock of the Company become entitled to elect pursuant to the terms of such preferred stock.


                        (b) Pursuant to the Charter Documents, the Board of Directors of the Company is divided into three classes. BCP and WPP agree to vote or cause to be voted their respective Controlled Shares of Common Stock, and shall take all other actions necessary, to ensure that the Board of Directors of the Company shall consist of the following members as soon as practicable following the Recapitalization: (A) Stephen A. Schwarzman, Bruce Wasserstein and the Chief Executive Officer nominee, Thomas
               E. Hannah, in the case of Class I, (B) James R. Birle,
               W. Townsend Ziebold, Jr. and a person who meets the New York Stock Exchange requirements with respect to independent directors (an "Independent Nominee"), in the case of Class II, and (C) David A. Stockman, Randall J. Weisenburger and another Independent Nominee, in the case of Class III. Each such director in Class I shall serve for an initial term ending on the date of the Annual Meeting of stockholders (the "Annual Meeting") held in 1995, each such director in Class II shall serve for an initial term ending on the date of the Annual Meeting held in 1996 and each such director in Class III shall serve for an initial term ending on the date of the Annual Meeting held in 1997.

                         SECTION 2.03.  Obligation to Vote.  During the
                                        -------------------
               term of this Agreement, each of BCP and WPP (the "first party") shall vote or cause to be voted its respective Controlled Shares in any election of members of the Board of Directors of the Company for all nominees who are affiliated with the other party or with any Transferee of the other party (as the term Transferee is defined in Section 3.01), provided that the number of nominees who are affiliated with the other party or any Transferee of the other party, together with the number of incumbent directors not up for election who are affiliated with the other party or any Transferee of the other party, does not exceed the lesser of








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                                                                          3




               (i) the maximum number of directors affiliated with the other party that were members of the Board of Directors at any one time and (ii) the maximum number of director seats with respect to which the other party and any Transferee of the other party have Voting Rights after a transfer pursuant to Section 3.01 (the lesser of (i) and (ii) being referred to as the "Maximum Number"). BCP or WPP shall have no obligation to vote or cause to be voted any shares of Common Stock for any nominee affiliated with the other party pursuant to this Section 2.03 at any time that either:

                         (x) the other party, together with its Affiliates,
                    owns or controls the votes with respect to an amount of Common Stock that is less than both (i) 25% of the amount of Common Stock owned or controlled by the first party, together with its Affiliates, and (ii) 4% of the amount of Common Stock then issued and outstanding, or

                         (y) the other party or any Transferee of the other
                    party or any Affiliate of either thereof (or any person acting with any of the foregoing as a group, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) has submitted a proposal to stockholders that, if successful, would result in the number of incumbent directors that either (i) are affiliated with such other party or Transferee or, without duplication,
                    (ii) were elected as a result of a stockholder proposal of such other party or Transferee, exceeding in the aggregate the Maximum Number.

               BCP or WPP shall have no obligation to vote or cause to be voted any shares of Common Stock for any Transferee of the other party pursuant to this Section 2.03 at any time that either:

                         (x) such Transferee, together with its Affiliates,
                    owns or controls the votes with respect to an amount of Common Stock that is less than both (i) 25% of the amount of Common Stock owned or controlled by the first party, together with its Affiliates, and (ii) 4% of the amount of Common Stock then issued and outstanding, or

                         (y) the other party or any Transferee of the other
                    party or any Affiliate of either thereof (or any person acting with any of the foregoing as a group, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) has submitted a proposal to stockholders that, if successful, would result in the number of incumbent directors that either (i) are affiliated with






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                                                                          4


                    such other party or Transfereee or, without duplication, (ii) were elected as a result of a stockholder proposal of such other party or Transferee, exceeding in the aggregate the Maximum Number.

               The obligation to vote set forth in this Section 2.03 shall apply to any election of members of the Board of Directors of the Company, regardless of whether the nominees affiliated with any party (or any Transferee) were nominated by the Nominating Committee of the Board of Directors of the Company or by a stockholder pursuant to any then-applicable provisions with respect to nominations of persons as directors of the Company.


                                        ARTICLE III

                                        Assignment
                                        ----------

                         SECTION 3.01.  Assignment.  The right of each of
                                        -----------
               BCP and WPP to have the other party to this Agreement vote for its affiliated nominees pursuant to Section 2.03 hereof (the "Voting Rights") shall not be transferable to any third party other than to an Affiliate of BCP or WPP, respectively, to whom Common Stock is transferred in compliance with Section 2.04 of the Amended and Restated Stockholders Agreement; provided, however, that if BCP or
                                       --------  -------
               WPP (in such capacity, the "Transferor") at a time that it, together with its Affiliates, owns or controls shares of Common Stock representing more than 50% of the shares of Common Stock owned or controlled by it, together with its Affiliates, immediately following the Recapitalization (through the date that is five days after the last day on which over-allotment options can be exercised) sells shares of Common Stock to a third party (the "Transferee") and in connection with such sale a director affiliated with the Transferor resigns, then the Transferor may assign to the Transferee Voting Rights with respect to the remaining director seats filled by affiliates of the Transferor immediately prior to the sale, such that the Transferor and the Transferee, collectively, have immediately after the sale Voting Rights with respect to one fewer nominee than the Transferor had immediately prior to the sale, provided,
                                                                 --------
               further, however, that the Transferee shall, prior to such
               -------  -------
               transfer, agree in writing, in form and substance reasonably satisfactory to the non-transferring party, to be bound by the obligations of this Agreement (as if such Transferee were the transferring party) and fully comply with the provisions of this Agreement with respect to the voting of










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                                                                          5

               any Common Stock owned or controlled by such Transferee, or by any of its Affiliates over which it exercises control (as if such Transferee were the transferring party).


                                        ARTICLE IV

                                       Miscellaneous
                                       -------------

                         SECTION 4.01.  Amendment.  Except as otherwise
                                        ----------
               expressly provided herein, this Agreement may not be amended, modified or supplemented and no waivers of or consents to departures from the provisions hereof may be given unless agreed to in writing by the parties hereto.

                         SECTION 4.02.  Successors; Assigns.  The terms and
                                        --------------------
               conditions of this Agreement shall be binding on and inure to the benefit of the respective successors and permitted assigns (such assignment pursuant to Article III hereof) of the parties hereto.

                         SECTION 4.03.  Counterparts.  This Agreement may
                                        -------------
               be executed by the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all of which shall together constitute one and the same instrument.

                         SECTION 4.04.  Severability.  The invalidity,
                                        -------------
               illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement or such provision in any other jurisdiction, it being the intent of the parties hereto that all rights and obligations of the parties hereto under this Agreement shall be enforceable to the fullest extent permitted by law.

                         SECTION 4.05.  Headings.  The section headings
                                        ---------
               herein are for convenience of reference only and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.


                         SECTION 4.06.  Applicable Law.  The laws of the
                                        ---------------
               State of Delaware shall govern this Agreement, regardless of the laws that might be applied under applicable principles of conflicts of laws.










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                                                                          6





                         SECTION 4.07.  Term of the Agreement.  This
                                        ----------------------
               Agreement shall become effective only upon consummation of the Recapitalization and shall expire 10 years after the date hereof unless extended by the parties hereto.

                         SECTION 4.08.  No Third-Party Beneficiaries.  This
                                        -----------------------------
               Agreement is intended to be solely for the benefit of the parties hereto and their respective successors and permitted assigns (such assignment being pursuant to Article III hereof) and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

                         SECTION 4.09.  Specific Performance.  Each party
                                        ---------------------
               hereto acknowledges that its failure to comply with the provisions of this Agreement will result in irreparable and continuing damage to the other party hereto for which there will be no adequate remedies at law and that, in the event of a failure of a party hereto to comply with the terms of this Agreement, the other party hereto shall be entitled to injunctive relief, without the necessity of proving actual damages and without being required to post a bond or other security, and to such other and further relief as may be































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                                                                          7





               proper and necessary to ensure compliance with the provisions of this Agreement.


                         IN WITNESS WHEREOF, the parties hereto have
               executed this Agreement as of the day and year first above written.


                                       BLACKSTONE CAPITAL PARTNERS, L.P.,

                                         by BLACKSTONE MANAGEMENT
                                            PARTNERS, L.P., its general partner,

                                            by
                                              ----------------------------
                                              Name:
                                              Title:

                                       WASSERSTEIN PERELLA PARTNERS, L.P.,

                                         by WASSERSTEIN PERELLA MANAGEMENT
                                            PARTNERS, INC., its general partner,

                                            by
                                              ----------------------------
                                              Name:
                                              Title:




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                                                                 APPENDIX A







                             GRAPHIC AND IMAGE MATERIALS



                   Photographic material, see inside front and
                       back covers for narrative description.